                           CERTIFICATE OF DESIGNATIONS

                                       OF

                    NON-CUMULATIVE PERPETUAL PREFERRED SHARES

                                       OF

                            SCOTTISH RE GROUP LIMITED

                      ------------------------------------

       Pursuant to the Companies Law (2004 Revision) of the Cayman Islands

                      ------------------------------------

         SCOTTISH RE GROUP LIMITED, a Cayman Islands exempted company (the
"Company"), HEREBY CERTIFIES that pursuant to resolutions of the Board of
Directors of the Company adopted on June 16, 2005 and of the Pricing Committee of the Board of Directors of the Company adopted on June 28, 2005, (i) the creation of the series of Non-Cumulative Perpetual Preferred Shares, $0.01 par
value per share, $25 liquidation preference per share (the "Non-Cumulative
Perpetual Preferred Shares"), (ii) the issue of 5,000,000 Non-Cumulative
Perpetual Preferred Shares (the "Firm Shares") and (iii) the grant to the
Underwriters (as defined herein) of an option to purchase up to 750,000 additional Non-Cumulative Perpetual Preferred Shares (the "Option Shares") and
the issue of such Option Shares, were authorized and the designation, preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of all
Firm Shares and Option Shares, in addition to those set forth in the Amended and
Restated Memorandum of Association ("Memorandum of Association") and Amended and
Restated Articles of Association ("Articles of Association") of the Company,
were fixed as follows:

     1. DESIGNATION.

     The designation of this Series of preferred shares (hereinafter referred to as this "Series") shall be "Non-Cumulative Perpetual Preferred Shares," and the
number of shares constituting this Series shall be 5,000,000, subject to the issuance of any of the additional 750,000 Option Shares. The Firm Shares and the
Option Shares, if any, are hereinafter referred to as the "Perpetual Preferred
Shares." The Perpetual Preferred Shares shall have a liquidation preference of
$25 per share. The Company may from time to time, without notice to or the consent of holders of the Perpetual Preferred Shares, issue additional perpetual preferred shares. No such issuance shall affect the due authorization of any issued and outstanding shares of this Series.

     2. DEFINITIONS.

     "3-month LIBOR" shall mean, for any Dividend Period, with respect to the second London Banking Day immediately preceding the first day of such Dividend
Period:

          (i) the offered rate (expressed as a percentage per annum) for 3-month deposits in United States dollars, beginning on the first day of such period, as that rate appears on

     Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on the second
     London Banking Day immediately preceding the first day of such Dividend
     Period; or

          (ii) if the rate described above does not appear on Moneyline Telerate
     Page 3750, the 3-month LIBOR will be the rate determined on the basis of the rates at which 3-month deposits in United States dollars commencing on the first day of such Dividend Period are offered to prime banks in the
     London interbank market by four major banks in such market selected by the
     Calculation Agent, at approximately 11:00 a.m., London time, on the second
     London Banking Day immediately preceding the first day of such Dividend
     Period, and in a Representative Amount, provided that if at least two quotations are provided, the 3-month LIBOR will be the arithmetic mean of such quotations; or

          (iii) if fewer than two offered quotations are provided as requested in clause (ii) above, the 3-month LIBOR will be the rate calculated by the
     Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the second London Banking
     Day immediately preceding the first day of such Dividend Period, by three major banks in New York City selected by the Calculation Agent, for loans in United States dollars to leading European banks for a period of three months, and in a Representative Amount; or

          (iv) if fewer than three banks as selected by the Calculation Agent are quoting as described in clause (iii) above, the 3-month LIBOR for the new Dividend Period will be the 3-month LIBOR in effect for the prior
     Dividend Period.

     "10-year Treasury CMT" shall mean the rate determined by the Calculation
Agent in accordance with the following provisions:

          (i) With respect to any Dividend Determination Date and the Dividend
     Period that begins immediately thereafter, the 10-year Treasury CMT means the rate per annum for deposits for a 10-year period commencing on the
     Dividend Determination Date displayed on the Bloomberg interest rate page most nearly corresponding to Moneyline Telerate Page 7051 containing the caption "...Treasury Constant Maturities... Federal Reserve Board Release
     H.15...Mondays Approximately 3:45 P.M.," and the column for the Designated
     CMT Maturity Index.

          (ii) If such rate is no longer displayed on the relevant page, or is not so displayed by 3:00 p.m., New York City time, on the applicable
     Dividend Determination Date, then the 10-year Treasury CMT for such
     Dividend Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as is published in H.15(519).

          (iii) If such rate is no longer displayed on the relevant page, or if not published by 3:00 p.m., New York City time, on the applicable Dividend
     Determination Date, then the 10-year Treasury CMT for such Dividend
     Determination Date will be such constant maturity treasury rate for the
     Designated CMT Maturity Index (or other United States Treasury rate for the
     Designated CMT Maturity Index) for the applicable Dividend Determination
     Date as may then be published by either the Board of Governors of the
     Federal Reserve System or the United States Department of the Treasury that the

     Calculation Agent determines to be comparable to the rate formerly displayed on the Bloomberg interest rate page most nearly corresponding to
     Moneyline Telerate Page 7051 and published in H.15(519).

          (iv) If such information is not provided by 3:00 p.m., New York City time, on the applicable Dividend Determination Date, then the 10-year
     Treasury CMT for such Dividend Determination Date will be calculated by the
     Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 p.m.,
     New York City time, on such Dividend Determination Date reported, according to their written records, by three leading primary United States government securities dealers in the City of New York (each, a "Reference Dealer")
     selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation
     (or, in the event of equality, one of the highest) and the lowest quotation
     (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States
     ("Treasury Debentures") with an original maturity of approximately the
     Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

          (v) If the Calculation Agent is unable to obtain three such Treasury
     Debentures quotations, the 10-year Treasury CMT for the applicable Dividend
     Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the applicable Dividend Determination Date of three Reference Dealers in The
     City of New York (from five such Reference Dealers selected by the
     Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debentures with an original maturity of the number of years that is the next highest to the Designated
     CMT Maturity Index and a remaining term to maturity closest to the
     Designated CMT Maturity Index and in an amount of at least $100 million.

          (vi) If three or four (and not five) of such Reference Dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable Dividend Determination Date will remain the 10-year Treasury CMT for the immediately preceding Dividend Period. If two Treasury Debentures with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT
     Maturity Index, then the quotes for the Treasury Debentures with the shorter remaining term to maturity will be used.

     "30-year Treasury CMT" shall have the meaning specified under the definition of 10-year Treasury CMT, except that (i) each reference to "10-year"
in the definition of the "10-year Treasury CMT" will be "30-year" for the purposes of the "30-year Treasury CMT" and (ii) the Designated CMT Maturity
Index for the 30-year Treasury CMT shall be 30 years.

     "Adjustable Rate" shall have the meaning assigned to such term in Section
3(b)(iv)(A).

         "Adjusted Shareholders' Equity Amount" shall have the meaning assigned to such term in Section 4(e)(i).

     "Benchmark Quarter" shall have the meaning assigned to such term in Section
4(a)(ii).

     "Benchmark Rates" shall have the meaning assigned to such term in Section
3(b)(iv)(A).

     "Bloomberg" shall mean Bloomberg Financial Markets Commodities News.

     "Board of Directors" shall mean the Board of Directors of the Company or any duly authorized committee of the Board of Directors.

     "Business Day" shall mean a day that is a Monday, Tuesday, Wednesday,
Thursday or Friday and is not a day on which banking institutions in New York
City generally are authorized or obligated by law or executive order to close.

     "Calculation Agent" shall mean Computershare Investor Services, LLC, or any successor calculation agent selected by the Company.

     "Certificate of Designations" shall mean this Certificate of Designations relating to the Perpetual Preferred Shares, as amended from time to time.

     "Clearing Agency" shall mean an organization registered as a "clearing agency" pursuant to Section 17A of the Exchange Act. The Depository Trust
Company will be the initial Clearing Agency.

     "Clearing Agency Participant" shall mean a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing
Agency effects book-entry transfers and pledges of securities deposited with the
Clearing Agency.

     "Convertible Preferred Shares" shall mean the series of 5,750,000
Convertible Preferred Shares, $0.01 par value per share, $25 liquidation preference per share, of the Company that were issued as part of the Company's offering of 5.875% Hybrid Capital Units.

     "covered reinsurance subsidiaries" shall have the meaning assigned to such term in Section 4(e)(ii).

     "Depositary" shall mean, with respect to the Perpetual Preferred Shares, a clearing agency registered under Section 17A of the Exchange Act that is designated to act as depositary for such shares, and initially shall be The
Depository Trust Company.

     "Designated CMT Maturity Index" shall mean the original period to maturity of the U.S. Treasury securities with respect to which the 10-year Treasury CMT or 30-year Treasury CMT, as applicable, will be calculated (which are ten years and thirty years, respectively).

     "Dividend Determination Date" shall mean the second London Banking Day immediately preceding the first day of the relevant Dividend Period in the
Floating Rate Period.

     "Dividend Declaration Date" shall have the meaning assigned to such term in
Section 4(a).

     "Dividend Payment Date" shall have the meaning assigned to such term in
Section 3(a)(i).

     "Dividend Period" shall have the meaning assigned to such term in Section
3(a)(iii).

     "Dividend Rate" shall mean the rate at which dividends will accrue in respect of any Dividend Period, as determined pursuant to the terms of Section
3, whether by Remarketing or otherwise.

     "Dividend Record Date" shall have the meaning assigned to such term in
Section 3(a)(ii).

     "GAAP" shall have the meaning assigned to such term in Section 4(e)(iii).

     "Election Date" shall mean, with respect to any proposed Remarketing, a date as determined by the Company that is no later than the fifth Business Day prior to the proposed Remarketing Date.

     "Exchange Act" shall mean the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.

     "Fixed Rate" shall mean the Dividend Rate during the Initial Fixed Rate
Period and any subsequent Fixed Rate Period as determined by a Remarketing.

     "Fixed Rate Period" shall mean the Initial Fixed Rate Period and each period set by the Company during a Remarketing for which the Fixed Rate determined in such Remarketing will apply; provided, however, that a Fixed Rate
Period must be for a duration of at least six months and may not end on a day other than a Dividend Payment Date.

     "Floating Rate" shall mean the Dividend Rate during a Floating Rate Period calculated pursuant to Section 3(b)(iv).

     "Floating Rate Period" shall mean any period during which a Floating Rate is in effect.

     "Initial Dividend Rate" shall mean 7.25% per annum.

     "Initial Fixed Rate Period" shall mean July 6, 2005 until the Dividend
Payment Date in July 2010.

     "Issue Date" shall mean the initial date of delivery of the Perpetual
Preferred Shares.

     "Junior Shares" shall mean the Ordinary Shares and any other class or series of shares of the Company that ranks junior to the Perpetual Preferred
Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding up of the Company.

     "Liquidation Preference" shall have the meaning assigned to such term in
Section 6(b).

     "London Banking Day" shall mean a day that is a Monday, Tuesday, Wednesday,
Thursday or Friday and is a day on which dealings in United States dollars are transacted in the London interbank market.

     "Moneyline Telerate Page" shall mean the display on Moneyline Telerate,
Inc. (or any successor service) on the specified page (or any other page as may replace such page on such service).

     "NAIC" shall have the meaning assigned to such term in Section 4(e)(iv).

     "Notice of Election" shall have the meaning assigned to such term in
Section 3(c)(ii).

     "New Common Equity Amount" shall have the meaning assigned to such term in
Section 4(e)(v).

     "Nonpayment" shall have the meaning assigned to such term in Section 8(b).

     "Ordinary Shares" shall mean the ordinary shares, par value $0.01 per share, of the Company.

     "Owner" means each Person who is the beneficial owner of a Perpetual
Preferred Share certificate as reflected in the records of the Clearing Agency or, if a Clearing Agency Participant is not the Owner, then as reflected in the records of a Person maintaining an account with the Clearing Agency (directly or indirectly, in accordance with the rules of the Clearing Agency).

     "Parity Shares" shall mean the Convertible Preferred Shares and any class or series of preferred shares of the Company that ranks equally with the
Perpetual Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company. Any other class or series of preferred shares of the Company will not be deemed to rank senior to (or other than on a parity with) the Perpetual Preferred Shares in the payment of dividends solely because such other class or series of shares does not include the limitation on payment of dividends (and the related exceptions) provided for in Section 4 and, accordingly, the Company may pay dividends on any other class or series of Parity Shares for periods during which the Company may not pay dividends on the Perpetual Preferred Shares because of such limitation without violating the requirements of Sections 3(a)(vi) and
3(a)(vii).

     "Person" shall mean any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Share Directors" shall have the meaning assigned to such term in
Section 8(b).

     "quarter test date" shall have the meaning assigned to such term in Section
4(a)(ii).

     "Remarketing" shall mean the conduct by which a Fixed Rate shall be determined in

accordance with the Remarketing Procedures.

     "Remarketing Agent" shall mean Lehman Brothers Inc., its successors or assigns, or such other remarketing agent appointed to such capacity by the
Company.

     "Remarketing Agreement" shall mean the agreement between the Company and
Lehman Brothers Inc., as Remarketing Agent, dated as of the Issue Date.

     "Remarketing Date" shall mean any Business Day no later than the third
Business Day prior to any Remarketing Settlement Date.

     "Remarketing Procedures" shall mean those procedures set forth in Section
3(c) hereof.

     "Remarketing Settlement Date" shall mean, to the extent applicable, (i) the first Business Day of the next Dividend Period following the expiration of the
Initial Fixed Rate Period; (ii) any Dividend Payment Date during a Floating Rate
Period; or (iii) any Dividend Payment Date during a time in which Perpetual
Preferred Shares are not redeemable in a subsequent Fixed Rate Period and the date set by the Company during a time in which Perpetual Preferred Shares are redeemable in a subsequent Fixed Rate Period.

     "Representative Amount" shall mean a principal amount that, in the
Calculation Agent's judgment, is representative of a single transaction in the relevant market at the relevant time, provided such amount shall not be less than $1,000,000.

     "risk-based capital ratio" shall have the meaning assigned to such term in
Section 4(e)(vi).

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean Securities Act of 1933, and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.

     "Share Premium Account" shall mean an amount equal to (i) the excess of (A)
the aggregate subscription proceeds received by the Company in respect of the offerings of all classes of its Ordinary Shares and preferred shares after giving effect to any placement or subscription fees, but without taking into account any other fees and expenses of the Company relating to such offerings over (B) the aggregate par value of all of the Company's issued Ordinary and preferred shares regardless of class, minus (ii) the aggregate reductions made to the Company's share premium account due to distributions previously made to holders of the Company's shares.

     "solvent" shall have the meaning assigned to such term in Section 3(a).

     "Trailing Four Quarters Consolidated Net Income Amount" shall have the meaning assigned to such term in Section 4(e)(vii).

     "Underwriters" shall mean Lehman Brothers Inc. and the other underwriters named as parties to the Underwriting Agreement dated June 28, 2005, relating to the Perpetual Preferred Shares.

     "Voting Preferred Shares" shall mean any other class or series of preferred shares of the Company ranking equally with the Perpetual Preferred Shares either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable.

     3. DIVIDENDS.

     (a) GENERAL

          (i) Dividend Payment Dates, Initial Fixed Rate Period. The holders of the Perpetual Preferred Shares shall be entitled to receive cash dividends when, as and if declared by the Board of Directors, out of assets legally available for that purpose and to the extent the Company is able to pay its debts as they fall due ("solvent") after giving effect thereto, at the applicable Dividend Rate set forth below in this Section 3. Dividends on the Perpetual Preferred Shares shall be payable on a non-cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of
     each year (each, a "Dividend Payment Date"). During the Initial Fixed Rate
     Period, the Dividend Rate shall be the Initial Dividend Rate. For each
     Dividend Period thereafter, the Dividend Rate shall be determined in accordance with Section 3(b).

          (ii) Dividend Record Date. Each such dividend shall be paid to the holders of record of the Perpetual Preferred Shares as they appear on the share register of the Company on the applicable record date (each, a
     "Dividend Record Date"), which shall be a record date fixed by the Board of
     Directors that is not more than 60 nor less than 10 days prior to such
     Dividend Payment Date. The Dividend Record Date shall apply regardless of whether any particular Dividend Record Date is a Business Day. Dividends on
     the Perpetual Preferred Shares shall not be cumulative. If the Board of
     Directors fails to declare a dividend, such dividend will not accrue and the Company shall have no obligation to pay a dividend for that Dividend
     Period (defined below) on the Dividend Payment Date, whether or not dividends are declared on the Perpetual Preferred Shares for any future
     Dividend Period.

          (iii) Dividend Period. Each dividend period (a "Dividend Period")
     shall commence on and include a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period for the
     Firm Shares and any Option Shares will commence on and include the original issue date of the Firm Shares, and will end on and exclude the October 15,
     2005 Dividend Payment Date.

          (iv) Day Count Convention. The amount of dividends payable per
     Perpetual Preferred Share on each Dividend Payment Date relating to a Fixed
     Rate Period will be computed on the basis of a 360-day year of twelve
     30-day months. The amount of dividends payable per Perpetual Preferred
     Share on each Dividend Payment Date relating to a Floating Rate Period will be computed by multiplying the per annum Dividend Rate in effect for such
     Dividend Period by a fraction, the numerator of which will be the actual number of days in such Dividend Period (or portion thereof) (determined by including the first day thereof and excluding the last day thereof) and the denominator of which will be 360, and multiplying the rates obtained by
     $25.

          (v) Business Day Convention. If any Dividend Payment Date with respect to a Fixed Rate Period is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date, without accrual to the actual payment date. If any Dividend Payment Date with respect to a Floating Rate Period is not a Business Day, then dividends will be payable on the first Business Day following such Dividend
     Payment Date unless such day is in the next calendar month, in which case dividends shall be payable on the first Business Day preceding such
     Dividend Payment Date and dividends, in each case, shall accrue to the actual payment date.

          (vi) Junior Shares. So long as any Perpetual Preferred Shares remain outstanding for any Dividend Period, unless the full dividends for the current Dividend Period on all outstanding Perpetual Preferred Shares and
     Parity Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside): (i) no dividend whatsoever shall be paid or declared during such Dividend Period on the Ordinary
     Shares or other Junior Shares (other than a dividend payable solely in
     Junior Shares); and (ii) no Ordinary Shares or other Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of a reclassification of
     Junior Shares for or into other Junior Shares, or the exchange or conversion of one share of Junior Shares for or into another share of
     Junior Shares, and other than through the use of proceeds of a substantially contemporaneous sale of Junior Shares) during such Dividend
     Period.

          (vii) Pro Rata Adjustments. When dividends are not paid in full (or duly provided for) on any Dividend Payment Date (or, in the case of Parity
     Shares having dividend payment dates different from the Dividend Payment
     Dates, on a dividend payment date falling within a Dividend Period) upon the Perpetual Preferred Shares and any Parity Shares, all dividends declared upon the Perpetual Preferred Shares and all such Parity Shares payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such
     Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per Perpetual Preferred Share and all Parity
     Shares payable on such Dividend Payment Date (or, in the case of Parity
     Shares having dividend payment dates different from the Dividend Payment
     Dates pertaining to the Perpetual Preferred Shares, on a dividend payment date falling within the related Dividend Period for the Perpetual Preferred
     Shares) bear to each other.

          (viii) Additional Perpetual Preferred Shares. In the event that additional shares of the Perpetual Preferred Shares are issued after the original issue date, dividends on such shares may accrue from the original issue date or any other date specified by the Company at the time such additional shares are issued. These dividends will accrue, with respect to each Dividend Period, in the manner set forth in Sections 3(a)(i) and 3(b).

          (ix) Determination of Rates. The Calculation Agent's determination of any Benchmark Rate, any Dividend Rate and its calculation of the amount of dividends for any Dividend Period, will be on file at our principal offices, will be made available to any shareholder upon request and will be final and binding in the absence of manifest error.

          (x) Non-Cumulative Dividends. Dividends on Perpetual Preferred Shares
     shall be non-cumulative. To the extent that any dividends payable on the
     Perpetual Preferred Shares on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Company shall have no obligation to pay dividends accrued for the applicable Dividend Period subsequent to such Dividend Payment Date or to pay interest with respect to such dividends, whether or not dividends are declared on Perpetual Preferred Shares for any subsequent Dividend
     Period.

     (b) DIVIDEND RATES; REMARKETING

          (i) Fixed Rate Period. Prior to the expiration of the Initial Fixed
     Rate Period, the Company will have the option to remarket the Perpetual
     Preferred Shares to establish a new Fixed Rate with respect to the
     Perpetual Preferred Shares (to be in effect after the Initial Fixed Rate
     Period); provided, however, that (A) the Company may not effect a
     Remarketing if the Perpetual Preferred Shares are not issued solely in global, fully registered form to a Clearing Agency and (B) if the Company has initiated a Remarketing, but at or prior to the related Remarketing
     Settlement Date the Perpetual Preferred Shares are no longer issued solely in global, fully registered form to a Clearing Agency, the Remarketing shall terminate and shall not be consummated. In the event that clause (A)
     or clause (B) of the proviso set forth in the previous sentence applies, the Dividend Rate for the next succeeding Dividend Period shall be determined pursuant to Section 3(b)(iii). Any new Fixed Rate so established will be in effect for such Fixed Rate Period as the Company determines in connection with the Remarketing, provided that a Fixed Rate Period must be for a duration of at least six months and must end on a Dividend Payment
     Date. Prior to the expiration of any Fixed Rate Period after the Initial
     Fixed Rate Period, the Company will have the option, subject to the proviso set forth in the first sentence of this Section 3(b)(i), to remarket the
     Perpetual Preferred Shares to establish a new Fixed Rate for a new Fixed
     Rate Period (to be in effect after the expiration of the then current
     Dividend Period).

          (ii) Remarketing at Fixed Rate. If the Remarketing Agent, pursuant to the Remarketing Procedures described in Section (3)(c), has determined that it will be able to remarket all Perpetual Preferred Shares tendered or deemed tendered for purchase in the Remarketing at a Fixed Rate and at the
     $25 liquidation preference per share, prior to 4:00 p.m., New York City time, on any Remarketing Date, the Dividend Rate for the new Fixed Rate
     Period will be the Fixed Rate determined by the Remarketing Agent, which will be the rate per annum (rounded to the nearest one-thousandth (0.001)
     of one percent per annum) that the Remarketing Agent determines, in its sole judgment, to be the lowest Fixed Rate per annum that will enable it to remarket all Perpetual Preferred Shares tendered or deemed tendered for
     Remarketing at the $25 liquidation preference per share.

                                       10

          (iii) Floating Rate Period. If the Perpetual Preferred Shares are not
     redeemed and the Company does not elect or is not entitled to remarket the
     Perpetual Preferred Shares pursuant to this Section 3 or has terminated a
     Remarketing or if the Remarketing Agent is unable to remarket all of the
     Perpetual Preferred Shares tendered or deemed tendered for a purchase price of $25 per Perpetual Preferred Share pursuant to the Remarketing procedures described above or if the Remarketing has been terminated, the Dividend
     Rate shall be the Floating Rate and the new Dividend Rate Period, subject to the Company's right to subsequently remarket the Perpetual Preferred
     Shares to again establish a Fixed Rate for a new Fixed Rate Period. During any Floating Rate Period, the Company may elect to remarket the Perpetual
     Preferred Shares prior to any Dividend Payment Date relating to a Floating
     Rate Period in order to again establish a new Fixed Rate for a new Fixed
     Rate Period (to be in effect after the expiration of the then current
     Dividend Period).

          (iv) Calculation of Floating Rate. The Calculation Agent shall calculate the Floating Rate on the applicable Dividend Determination Date relating to that Floating Rate Period as follows:

          (A) Except as provided below, the Floating Rate for any Floating Rate
          Period for the Perpetual Preferred Shares will be reset quarterly and will be equal to the Adjustable Rate plus 3.50%. The "Adjustable Rate"
          for any Dividend Period will be equal to the highest of the 3-month
          LIBOR, the 10-year Treasury CMT and the 30-year Treasury CMT
          (collectively, the "Benchmark Rates") for such Dividend Period during the Floating Rate Period. In the event that the Calculation Agent determines in good faith that for any reason:

               (1) any one of the Benchmark Rates cannot be determined for any
               Dividend Period, the Adjustable Rate for such Dividend Period will be equal to the higher of whichever two of such rates can be so determined;

               (2) only one of the Benchmark Rates can be determined for any
               Dividend Period, the Adjustable Rate for such Dividend Period will be equal to whichever such rate can be so determined; or

               (3) none of the Benchmark Rates can be determined for any
               Dividend Period, the Adjustable Rate for the preceding Dividend
               Period will be continued for such Dividend Period, provided that if such preceding Dividend Period was a Fixed Rate Period, the
               Fixed Rate for the preceding Dividend Period will be continued
               for such Dividend Period.

          (B) Each of the 10-year Treasury CMT and the 30-year Treasury CMT shall be rounded to the nearest hundredth (0.01) of one percent and
          3-month LIBOR shall be rounded to the nearest one-hundred-thousandth
          (0.00001) of one percent. The Floating Rate with respect to each
          Dividend Period that occurs within a Floating Rate Period will be calculated as promptly as practicable by the Calculation Agent according to the appropriate method described above.

          (vi) Dividend Rate following Remarketing. If a new Fixed Rate for a new

                                       11

          Fixed Rate Period is set in a Remarketing (as described in this
          Section 3), a new Fixed Rate Period shall commence following the expiration of the then current Dividend Period. If a new Fixed Rate for a new Fixed Rate Period is not set, for any reason, including after the expiration of the Initial Fixed Rate Period, in accordance with the terms of Section 3(c) hereof, a Floating Rate Period and the corresponding Floating Rate determined or redetermined in accordance with this Section 3(b)(vi) shall be in effect unless and until the
          Company remarkets the Perpetual Preferred Shares and sets a new Fixed
          Rate for a new Fixed Rate Period in accordance with Sections 3(b) and
          3(c).

          (c) REMARKETING PROCEDURES

               (i) If the Company elects to conduct a Remarketing of the
          Perpetual Preferred Shares for the purpose of establishing a new Fixed
          Rate for a new Fixed Rate Period, the Company shall, not less than 10 nor more than 35 Business Days prior to the related Election Date, notify in writing the Clearing Agency, the Remarketing Agent and the
          Calculation Agent. Such notice shall describe the Remarketing and shall indicate the length of the proposed new Fixed Rate Period, the proposed Remarketing Date and any redemption provisions that will apply during such new Fixed Rate Period. The Company shall have the right to terminate a Remarketing on any day prior to the date of the
          Remarketing of the Perpetual Preferred Shares by notice of such termination to the Clearing Agency (or the holders, as applicable), the Remarketing Agent and the Calculation Agent.

               (ii) Not later than 4:00 p.m., New York City time, on an Election
          Date, each Owner of Perpetual Preferred Shares being remarketed may give, through the facilities of the Clearing Agency, a written notice to the Company of its election ("Notice of Election") (x) to retain and not to have all or any portion of the Perpetual Preferred Shares owned by it remarketed in the Remarketing or (y) to tender all or any portion of such Perpetual Preferred Shares for purchase in the
          Remarketing (such portion, in either case, required to be in the liquidation amount of $25 per share or any integral multiple thereof).
          Any Notice of Election given to the Company will be irrevocable and may not be conditioned upon the level at which the Fixed Rate is established in the Remarketing. Promptly after 4:30 p.m., New York
          City time, on such Election Date, the Company, based on the Notices of
          Election received by it through the Clearing Agency prior to such time, will notify the Remarketing Agent of the number of Perpetual
          Preferred Shares to be retained by holders of Perpetual Preferred
          Shares and the number of Perpetual Preferred Shares tendered or deemed tendered for purchase in the Remarketing.

               (iii) If any holder gives a Notice of Election to tender
          Perpetual Preferred Shares as described in (y) in the immediately preceding paragraph, the Perpetual Preferred Shares so subject to such
          Notice of Election will be deemed tendered for purchase in the
          Remarketing, notwithstanding any failure by such holder to deliver or properly deliver such Perpetual Preferred Shares to the Remarketing
          Agent for purchase. If any holder of Perpetual Preferred Shares fails timely to deliver a Notice of Election, as described above, such
          Perpetual Preferred Shares will be deemed tendered for purchase in such Remarketing, notwithstanding such failure or the failure by such holder to deliver or properly deliver such Perpetual Preferred Shares to the Remarketing Agent for purchase.

                                       12

               (iv) The right of each holder of Perpetual Preferred Shares to have Perpetual Preferred Shares tendered for purchase in the
          Remarketing shall be limited to the extent that (w) the Remarketing
          Agent conducts a Remarketing pursuant to the terms of the Remarketing
          Agreement, (x) Perpetual Preferred Shares tendered have not been called for redemption, (y) the Remarketing Agent is able to find a purchaser or purchasers for tendered Perpetual Preferred Shares at a
          Fixed Rate and (z) such purchaser or purchasers delivers the purchase price to the Remarketing Agent.

               (v) Any holder of Perpetual Preferred Shares that desires to continue to retain a number of Perpetual Preferred Shares, but only if the Fixed Rate is not less than a specified rate per annum, shall submit a Notice of Election to tender such Perpetual Preferred Shares pursuant to this Section 3(c) and separately notify the Remarketing
          Agent of its interest at the telephone number set forth in the notice of Remarketing delivered pursuant to this Section 3(c). If such holder so notifies the Remarketing Agent, the Remarketing Agent will give priority to such holder's purchase of such number of Perpetual
          Preferred Shares in the Remarketing, provided that the Fixed Rate is not less than such specified rate.

               (vi) If holders submit Notices of Election to retain all of the
          Perpetual Preferred Shares then outstanding, the Fixed Rate will be the rate determined by the Remarketing Agent, in its sole discretion, as the rate that would have been established had a Remarketing been held on the related Remarketing Date.

               (vii) On any Remarketing Date on which the Remarketing is to be conducted, the Remarketing Agent will use commercially reasonable efforts to remarket, at a price equal to 100% of the $25 liquidation preference per share, Perpetual Preferred Shares tendered or deemed tendered for purchase. If, as a result of such efforts, on any
          Remarketing Date, the Remarketing Agent has determined that it will be able to remarket all Perpetual Preferred Shares tendered or deemed tendered for purchase in the Remarketing at a Fixed Rate and at the
          $25 liquidation preference per share, prior to 4:00 P.M., New York
          City time, on such Remarketing Date, the Remarketing Agent will determine the Fixed Rate, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) which the
          Remarketing Agent determines, in its sole judgment, to be the lowest
          Fixed Rate per annum, if any, that will enable it to remarket all
          Perpetual Preferred Shares tendered or deemed tendered for Remarketing at the $25 liquidation preference per share. By approximately 4:30
          p.m., New York City time, on a Remarketing Date, the Remarketing Agent shall advise, by telephone, (x) the Clearing Agency Participant, the
          Company and the Calculation Agent of any new Fixed Rate established pursuant to the Remarketing and the number of remarketed Perpetual
          Preferred Shares sold in the Remarketing; (y) each purchaser of a remarketed Perpetual Preferred Share (or the Clearing Agency
          Participant thereof) of such new Fixed Rate and the number of remarketed Perpetual Preferred Shares such purchaser is to purchase;
          and (z) each purchaser to give instructions to its Clearing Agency
          Participant to pay the purchase price on the Remarketing Settlement
          Date in same day funds against delivery of the remarketed Perpetual
          Preferred Shares purchased through the facilities of the Clearing
          Agency Participant.

                                       13

               (viii) If the Remarketing Agent is unable to remarket by 4:00
          p.m., New York City time on the third Business Day prior to the
          Remarketing Settlement Date, all Perpetual Preferred Shares tendered or deemed tendered for purchase at the price of $25 per share, then the Dividend Rate for the next Dividend Period shall be the Floating
          Rate and the new Dividend Period shall be a Floating Rate Period. In such case, no Perpetual Preferred Share will be sold in the
          Remarketing and each holder will continue to hold its Perpetual
          Preferred Shares at such Floating Rate during such Floating Rate
          Period.

               (ix) All Perpetual Preferred Shares tendered or deemed tendered in the Remarketing will be automatically delivered to the account of the Remarketing Agent through the facilities of the Clearing Agency against payment of the purchase price therefore such Perpetual
          Preferred Shares on the Remarketing Settlement Date. The Remarketing
          Agent will make payment to the Clearing Agency Participant of each tendering holder of Perpetual Preferred Shares in the Remarketing through the facilities of the Clearing Agency by the close of business on the Remarketing Settlement Date. In accordance with the Clearing
          Agency's normal procedures, on the Remarketing Settlement Date, the transaction described above with respect to each Perpetual Preferred
          Share tendered or deemed tendered for purchase and sold in the
          Remarketing will be executed through the Clearing Agency and the account of the Clearing Agency Participant, will be debited and credited and such Perpetual Preferred Shares delivered by book entry as necessary to effect purchases and sales of such Perpetual Preferred
          Shares. The Clearing Agency is expected to make payment in accordance with its normal procedures.

               (x) If any holder selling Perpetual Preferred Shares in the
          Remarketing fails to deliver such Perpetual Preferred Shares, the
          Clearing Agency Participant of such selling holder and of any other
          Person that was to have purchased Perpetual Preferred Shares in the
          Remarketing may deliver to any such other Person a number of Perpetual
          Preferred Shares that is less than the number of Perpetual Preferred
          Shares that otherwise was to be purchased by such Person. In such event the number of Perpetual Preferred Shares to be so delivered will be determined by such Clearing Agency Participant and delivery of such lesser number of Perpetual Preferred Shares will constitute good delivery.

               (xi) The Remarketing Agent is not obligated to purchase any
          Perpetual Preferred Shares that would otherwise remain unsold in a
          Remarketing. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of
          Perpetual Preferred Shares for Remarketing.

          4. RESTRICTIONS ON DECLARATION AND PAYMENT OF DIVIDENDS.

     (a) Tests for Suspension. Notwithstanding Section 3 above, the Board of
Directors may not declare dividends on the Perpetual Preferred Shares on any
Dividend Payment Date in an aggregate amount exceeding the New Common Equity
Amount, if, on the date such dividend is declared (a "Dividend Declaration
Date"), either:

               (i) the covered reinsurance subsidiaries' risk-based capital ratio on a weighted average basis was less than 175% of the company action level for such

                                       14

          subsidiaries, in the case of each covered reinsurance subsidiary based on the most recent annual financial statements for the year ended prior to such Dividend Payment Date for which such subsidiary has filed its annual statement with the applicable state insurance commissioners; or

               (ii) (x) the Trailing Four Quarters Consolidated Net Income
          Amount for the period ending on the quarter that is two quarters prior to the most recently completed quarter before that Dividend
          Declaration Date is zero or a negative amount and (y) the Adjusted
          Shareholders' Equity Amount as of the most recently completed quarter before that Dividend Declaration Date and as of the end of the quarter that is two quarters before the most recently completed quarter before that Dividend Declaration Date (the "quarter test date") has declined by 10% or more as compared to the Adjusted Shareholders' Equity Amount at the end of the date that is ten quarters prior to the most recently completed quarter before that Dividend Declaration Date ("Benchmark
          Quarter") .

     Additionally, and without limiting the foregoing provisions of this Section
4(a), if the Company fails the test in Section 4(a)(ii) as to a prior Dividend
Declaration Date, then the Board of Directors may not declare dividends on the
Perpetual Preferred Shares for payment thereafter in an aggregate amount exceeding the New Common Equity Amount as of the Dividend Declaration Date for a
Dividend Payment Date until the Dividend Declaration Date for the first Dividend
Payment Date thereafter for which, as of the related quarter test date, the
Adjusted Shareholders' Equity Amount has increased or declined by less than 10%, in either case as compared to the Adjusted Shareholders' Equity Amount at the end of the Benchmark Quarter for each such prior Dividend Declaration Date.

     (b) Potential Dividend Suspension Notice. If, for the most recently completed quarter (i) the Trailing Four Quarters Consolidated Net Income for the
most recently completed quarter is zero or a negative amount and (ii) the
Adjusted Shareholders' Equity Amount as of the most recently completed quarter has declined by 10% or more as compared to the Adjusted Shareholders' Equity
Amount as of the date that is eight quarters prior to the most recently completed quarter, then the Company shall give notice of such circumstance by first class mail, postage prepaid, addressed to the holders of record of the
Perpetual Preferred Shares at their respective last addresses appearing on the share register of the Company, and shall file a copy of such notice on Form 8-K with the SEC, by not later than the first Dividend Payment Date following the end of the most recently completed quarter for which the relevant financial information is available. Such notice shall (i) set forth the Trailing Four
Quarters Consolidated Net Income as of the end of the most recently completed quarter and the Adjusted Shareholders' Equity Amount as of the end of the most recently completed quarter and as of the date that is eight quarters prior to the most recently quarter, and (ii) state that the Company may be precluded by the terms of the Perpetual Preferred Shares from declaring and paying dividends on such Dividend Payment Date unless the Company, through the generation of earnings or issuance of new Ordinary Shares, increases its Adjusted
Shareholders' Equity Amount by an amount specified in such notice by the second
Dividend Payment Date after the date of such notice. The Company need not give any notice under this Section 4(b) during any period in which the Company's ability to declare and pay dividends is limited by reason of the application of
Section 4(a).

     (c) Dividend Suspension Notice. By not later than the 15th day prior to each

                                       15

Dividend Payment Date for which dividends are being suspended by reason of either of the tests set forth in Section 4(a), and the Company is not otherwise able to pay dividends on the Perpetual Preferred Shares out of the New Common
Equity Amount, the Company shall give notice of such suspension by first class mail, postage prepaid, addressed to the holders of record of the Perpetual
Preferred Shares at their respective last addresses appearing on the share register of the Company, and shall file a copy of such notice on Form 8-K with the SEC. Such notice, in addition to stating that dividends will be suspended, shall (i) if dividends are suspended by reason of the test set forth in Section
4(a)(i), set forth the fact that the covered reinsurance subsidiaries'
risk-based capital ratio was less than 175% and (ii) if such suspension is by reason of the test set forth in Section 4(a)(ii), set forth the Adjusted
Shareholders' Equity Amount as of the most recent completed quarter and the amount by which the Adjusted Shareholders' Equity Amount must increase in order for declaration and payment of dividends to be resumed.

     (d) Interpretive Provisions and Qualifications. In order to give effect to the foregoing, the following provisions apply:

          (i) The Board of Directors may not declare dividends on the Perpetual
     Preferred Shares on a Dividend Declaration Date (x) that is more than 60 days prior to the related Dividend Payment Date, (y) that is earlier than the last day of the month preceding the month in which the related Dividend
     Payment Date occurs or (z) that is earlier than the date on which the
     Company's financial statements for the most recently completed quarter prior to the related Dividend Declaration Date have been filed with or furnished to the SEC on a Form 10-K, Form 10-Q or Form 8-K; provided, however, that (A) in the case of (y) above, the Board of Directors may determine to declare dividends on a Dividend Declaration Date in the same month as the related Dividend Payment Date if necessary to coincide with the dates of customarily held meetings of the Board of Directors and in such case, for purposes of the financial tests described in Section 4(a), the Dividend Declaration Date shall be deemed to have occurred on the last day of the preceding calendar month, and (B) in the case of (z) above, if the Board of Directors determines to delay filing the Company's financial statements with the SEC to a date later than the date on which "accelerated filers" within the meaning of Rule 12b-2 under the Exchange Act are required to file such financial statements, whether because of concerns over accuracy of such financial statements or their compliance with GAAP or otherwise, then the Board of Directors may determine whether the Company is permitted under Section 4(a) to declare dividends on the Perpetual
     Preferred Shares based upon the Company's financial statements most recently filed with, or furnished to the SEC.

          (ii) Except as expressly provided otherwise in this Section 4, all references in this Section 4 to financial statements of the Company shall be deemed to be to financial statements prepared in accordance with GAAP, consistently applied, and, for so long as the Company is a reporting company under the Exchange Act, filed by the Company with, or furnished by it to, the SEC under the Exchange Act. If at any relevant time or for any relevant period the Company is not a reporting company under the Exchange
     Act, then (x) for all relevant dates and periods the Company shall prepare and post on its website the financial statements that it would have been required to file with the SEC had it continued to be a reporting company under the Exchange Act, in each case on or before the dates that the
     Company would have been required to file such financial statements with the
     SEC under Exchange Act had it continued to be an "accelerated filer" within the

                                       16

     meaning of Rule 12b-2 under the Exchange Act, and (y) the provisions of this Section 4 shall be read mutatis mutandis to give effect to such provision.

          (iii) All financial terms used in this Section 4 that are not specifically defined, including within the definitions of defined terms, shall be determined in accordance with GAAP as applied to and reflected in the related financial statements of the Company as of the relevant dates and for the relevant period, except as provided in the next sentence. If because of a change in GAAP that results in a periodic charge, a cumulative adjustment or a restatement:

               (x) the Company's consolidated net income for the quarter in which such change takes effect is higher or lower than it would have been absent such change, then, for purposes of the calculations described under Section 4(a)(ii), commencing with the fiscal quarter for which such changes in GAAP becomes effective, such consolidated net income shall be calculated on a pro forma basis without giving effect to such change in GAAP; or

               (y) the Adjusted Shareholders' Equity Amount as of a quarter end in which such change takes effect is higher or lower than it would have been absent such change, then for purposes of the calculations described under Section 4(a)(ii) and the second sentence of Section
          4(a), and for so long as such calculations with respect to such quarter are required to be performed, the Adjusted Shareholders'
          Equity Amount shall be calculated on a pro forma basis without giving effect to such change in GAAP.

     (e) Definitions Applicable to Section 4. The terms used in this Section 4 shall have the following meanings relevant to the mandatory dividend suspension tests:

          (i)  "Adjusted Shareholders' Equity Amount" means, as of any quarter end and subject to certain adjustments, the Company's
               shareholders' equity as reflected on its consolidated GAAP balance sheet as of such quarter end minus (x) accumulated other comprehensive income as reflected on such consolidated balance sheet and (y) any increase in the Company's shareholders' equity resulting from the issuance of preferred shares (other than the
               Perpetual Preferred Shares) during the period from and including the first Dividend Payment Date on which the Company was
               restricted in its ability to pay dividends on the Perpetual
               Preferred Shares as a result of the Trailing Four Quarters
               Consolidated Net Income Amount having been less than zero and the
               Adjusted Shareholders' Equity Amount having declined by 10% or more as compared to the Benchmark Quarter, in each case as reflected on the Company's consolidated GAAP balance sheet.

          (ii) "covered reinsurance subsidiaries" means the U.S. reinsurance subsidiaries of the Company excluding any special purpose captive reinsurance subsidiaries and any reinsurance subsidiary that is the subsidiary of a reinsurance company. As of the date of this
               Certificate of Designations, the only covered reinsurance
               subsidiary is Scottish Re (U.S.), Inc.

                                       17

          (iii) "GAAP" means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

          (iv) "NAIC" shall mean the National Association of Insurance
               Commissioners.

          (v)  "New Common Equity Amount" means, at any date, the net proceeds
               (after underwriters' or placement agents' fees, commissions or discounts and other expenses relating to the issuances) received by the Company from new issuances of ordinary shares (whether in one or more public offerings registered under the Securities Act or private placements or other transactions exempt from
               registration under the Securities Act) during the period
               commencing on the 90th day prior to such date, and which are designated by the Board of Directors at or before the time of issuance as available to pay dividends on the Perpetual Preferred
               Shares.

          (vi) "risk-based capital ratio" refers to a ratio that insurance companies are required to calculate and report to their
               regulators as of the end of each year in accordance with
               prescribed procedures. The ratio measures the relationship of the insurance company's "total adjusted capital," calculated in accordance with those prescribed procedures, relative to a standard that is determined based on the magnitude of various risks present in the insurer's operations. The NAIC's model risk-based capital ("RBC") law sets forth the RBC levels, ranging from the company action level to the mandatory control level, at which certain corrective actions are required and at which a state insurance regulator is authorized and expected to take regulatory action. The highest RBC level is known as the company action level. If an insurance company's total adjusted capital is higher than the company action level, no corrective action is required to be taken. At progressively lower levels of total adjusted capital, an insurance company faces increasingly
               rigorous levels of corrective action, including the submission of a comprehensive financial plan to the insurance regulator in its state of domicile, a mandatory examination or analysis of the insurer's business and operations by the regulator and the issuance of appropriate corrective orders to address the
               insurance company's financial problems, and, at the lowest levels, either voluntary or mandatory action by the regulator to place the insurer under regulatory control. The company action level is twice the level (known as the "authorized control level") below which the regulator is authorized (but not yet required) to place the insurance company under regulatory
               control.

          (vii) "Trailing Four Quarters Consolidated Net Income Amount" means, for any fiscal quarter, the sum of the consolidated GAAP net income of Scottish Re for the four fiscal quarters ending as of the last day of such fiscal quarter.

     (f) Funding of Dividend Payments. Dividends on the Perpetual Preferred
Shares may only be funded to the extent they are payable out of distributable profits of the Company, and/or out of the proceeds of a new issue of shares and/or out of the Share Premium Account.

                                       18

     5. REDEMPTION.

     (a) The Perpetual Preferred Shares may not be redeemed by the Company prior to the Dividend Payment Date in July 2010. The Company, at its option, may redeem, in whole at any time or in part from time to time, the Perpetual
Preferred Shares at the time outstanding, upon notice given as provided in
Section 5(c) below, (i) on the last Dividend Payment Date of the Initial Fixed
Rate Period, (ii) on such dates with respect to any other Fixed Rate Period as the Company may determine prior to the commencement of such Fixed Rate Period or
(iii) at any time during a Floating Rate Period, at a redemption price equal to amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date), at a redemption price equal to $25 per
Perpetual Preferred Share, together (except as otherwise provided hereinbelow)
with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). The redemption price for the Perpetual
Preferred Shares shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the
Company or its agent. Any declared but unpaid dividends payable on the redemption date that occurs subsequent to the Dividend Record Date for a
Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the
Dividend Payment Date as provided in Section 3.

     (b) The Perpetual Preferred Shares will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of the Perpetual Preferred Shares will have no right to require the redemption, repurchase or retirement of the Perpetual Preferred
Shares.

     (c) Notice of redemption shall be given by first class mail, postage prepaid, addressed to the holders of record of the Perpetual Preferred Shares to be redeemed at their respective last addresses appearing on the share register of the Company. Such mailing shall be not less than 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection (c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of
Perpetual Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Perpetual Preferred
Shares. Notwithstanding the foregoing, if the Perpetual Preferred Shares or any depositary shares representing interests in the Perpetual Preferred Shares are issued in book-entry form through The Depository Trust Company or any other similar facility, the Company may give such notice of redemption to the holders of the Perpetual Preferred Shares at such time and in any manner permitted by the facility. Each such notice given to a holder shall state: (i) the redemption date; (ii) the number of Perpetual Preferred Shares to be redeemed and, if less than all the Perpetual Preferred Shares held by such holder are to be redeemed, the number of such Perpetual Preferred Share to be redeemed from such holder;
(iii) the redemption price; and (iv) the place or places where holders may surrender certificates evidencing the Perpetual Preferred Shares for payment of the redemption price.

     (d) If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the

                                       19

Company for the benefit of the holders of the Perpetual Preferred Shares called for the redemption, then on and after the redemption date dividends shall cease to accrue on such Perpetual Preferred Shares so called for redemption, all such
Perpetual Preferred Shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such Perpetual Preferred Shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.

     (e) In case of any redemption of only part of the Perpetual Preferred
Shares at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of
Directors shall have full power and authority to prescribe the terms and conditions upon which the Perpetual Preferred Shares shall be redeemed from time to time. In case fewer than all the Perpetual Preferred Shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     6. LIQUIDATION RIGHTS.

     (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the Perpetual Preferred Shares shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its shareholders, before any payment or distribution shall be made on the Ordinary Shares or on any other Junior Shares the liquidation preference of $25 per Perpetual Preferred Share, plus any declared and unpaid dividends for the then-current Dividend Period, without accumulation of any undeclared dividends.

     (b) If in any distribution described in Section 6(a) above the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation
Preferences (as defined below) in full to all holders of the Perpetual Preferred
Shares and all holders of any Parity Shares, the amounts paid to the holders of the Perpetual Preferred Shares and to the holders of all such other Parity
Shares shall be paid pro rata in accordance with the respective aggregate liquidation preferences of the holders of the Perpetual Preferred Shares and the holders of all such other Parity Shares. In any such distribution, the
"Liquidation Preference" of any holder of Perpetual Preferred Shares shall mean the amount otherwise payable to such holder in such distribution, including any declared but unpaid dividends (and, in the case of any holder of shares other than Perpetual Preferred Shares and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

     (c) If the Liquidation Preference has been paid in full to all holders of the Perpetual Preferred Shares and any Parity Shares, the holders of other shares of the Company shall be entitled to receive all remaining assets of the
Company according to their respective rights and preferences.

     (d) Neither the sale, lease, exchange, transfer or conveyance of all or substantially all of the assets of the Company for cash, securities or other property, nor the merger or consolidation of the Company into or with any other corporation or the merger or consolidation

                                       20

of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

     7. RANKING.

     (a) The Perpetual Preferred Shares shall rank, with respect to the payment of dividends and distributions prior to or upon the liquidation, dissolution or winding up of the Company:

          (i) senior to all Ordinary Shares outstanding and other Junior Shares, and each other series of Junior Shares that the Company may later issue;

          (ii) equally with Parity Shares and each other series of Parity Shares that the Company may later issue; and

          (iii) junior to any series of senior shares that the Company may later issue, subject to compliance with Section 9(b).

     (b) The Company may not issue any series or class of preferred shares that ranks senior to the Perpetual Preferred Shares without complying with the provisions of Section 9(b).

     8. VOTING AND CERTAIN OTHER RIGHTS.

     (a) Except as set forth herein or required by applicable law, holders of
Perpetual Preferred Shares shall have no voting rights.

     (b) Whenever dividends on any Perpetual Preferred Shares shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive Dividend Periods (a "Nonpayment"), the holders of such Perpetual Preferred Shares, voting together as a single class with holders of any and all other series of voting perpetual preferred shares then outstanding, will be entitled to vote for the election of a total of two additional members to Board of Directors (the "Preferred Share Directors"),
provided that the election of any such directors shall not cause the Company to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the securities of the Company may be listed) that listed companies must have a majority of independent directors. The Preferred
Share Directors shall be elected by simple majority at a special meeting called at the request of the holders of record of at least 20% of the Perpetual
Preferred Shares or of any other series of Voting Preferred Shares then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual meeting or special meeting of the shareholders of the Company, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders of the Company. For this purpose, the Board of
Directors shall reserve two vacant places on the Board of the Company to accommodate such elections and pass such board resolutions as are necessary to give effect to such elections.

     (c) If the holders of the Perpetual Preferred Shares become entitled to elect directors to the Board of Directors, the Company shall promptly give notice to all holders and take all action necessary, including calling a meeting or circulating a consent to permit the nomination

                                       21

and election of such directors. The Articles of the Company's Articles of
Association relating to "Closing Register of Members or Fixing Record Date,"
"General Meeting," "Notice of General Meetings" and "Proceedings at General
Meetings" shall be applicable to the holders of Perpetual Preferred Shares as a class, provided that any written consents approved by a majority of the holders of Perpetual Preferred Shares shall be effective and shall bind all holders of
Perpetual Preferred Shares. If and when dividends for at least four Dividend
Periods, whether or not consecutive, following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment has been set aside), then the right of the holders of the Perpetual Preferred Shares to elect the
Preferred Share Directors shall cease (but subject to revesting of such voting rights in the event of any future Nonpayment pursuant to this Section 8 and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero) and, if and when any rights of holders of the Perpetual
Preferred Shares and Voting Preferred Shares to elect the Preferred Share
Directors shall have ceased, the terms of office of the Preferred Share
Directors shall terminate forthwith and the number of directors constituting the
Board of Directors shall automatically be reduced by two.

     (d) Any Preferred Share Director may be removed at any time without cause by the holders of record of a majority of the outstanding Perpetual Preferred
Shares and any other shares of Voting Preferred Shares, when they have the voting rights described above (voting together as a single class). So long as a
Nonpayment shall continue, any vacancy in the office of a Preferred Share
Director (other than prior to the initial election of Preferred Share Directors after a Nonpayment) may be filled by the written consent of the Preferred Share
Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Perpetual Preferred Shares and any other voting perpetual preferred shares then outstanding (voting together as a single class), when they have the voting rights described above.
The Preferred Share Directors shall each be entitled to one vote per director on any matter.

     (e) Holders of the Perpetual Preferred Shares shall be entitled to vote on matters as described in Section 9.

     9. MODIFICATION.

     (a) Without the Consent of Holders. To the extent permitted by applicable law, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Perpetual Preferred Shares, the
Board of Directors may modify the terms of this Certificate of Designations without the consent of any holder of the Perpetual Preferred Shares to:

          (i) evidence the succession of any Person to the obligations of the
     Company;

          (ii) cure any ambiguity or to cure, correct or supplement any provisions contained herein that may be defective or inconsistent; or

          (iii) make any other provision with respect to such matters or questions arising under this Certificate of Designations which the Company may deem desirable and which are not inconsistent with the provisions of this Certificate of Designations.

                                       22

     (b) With the Consent of Holders. Except as provided below in this Section
9(b), this Certificate of Designations may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this
Certificate of Designations or the Perpetual Preferred Shares may be waived, in each case with the written consent or affirmative vote of the holders of at least two-thirds of the Perpetual Preferred Shares at the time outstanding, including any modification occurring in connection with any merger or consolidation of the Company or otherwise.

     Without the written consent or the affirmative vote or consent of the holders of at least two-thirds of the outstanding Perpetual Preferred Shares and all other series of voting perpetual preferred shares entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting, an amendment or waiver under this Section 9(b) may not:

          (i) amend or alter the Company's Memorandum of Association, Articles of Association or this Certificate of Designations so as to authorize or create, or increase the authorized amount of, any class or series of shares ranking senior to the Perpetual Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company;

          (ii) amend, alter or repeal the provisions of this Certificate of
     Designations so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Perpetual Preferred
     Shares, taken as a whole; or

          (iii) consummate a binding share exchange or reclassification involving the Perpetual Preferred Shares or a merger or consolidation of the Company with another entity, unless in each case (x) the Perpetual
     Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Perpetual
     Preferred Shares, taken as a whole;

provided, however, that for all purposes of this Section 9(b), any increase in the amount of the authorized or issued Perpetual Preferred Shares, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred shares ranking equally with and/or junior to the
Perpetual Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the special rights, preferences, privileges or voting powers of the Perpetual Preferred Shares.

     If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 9(b) would adversely affect one or more but not all series of voting perpetual preferred shares (including the Perpetual Preferred Shares for this purpose), then only the series affected and entitled to vote shall vote on the matter as a class (in lieu of all such series of perpetual preferred shares).

                                       23

     (c) Changes after Provision for Redemption. No vote or consent of the holders of the Perpetual Preferred Shares shall be required pursuant to Sections
8(b), 9(a) and 9(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding
Perpetual Preferred Shares shall have been redeemed, or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of holders of such Perpetual Preferred Shares called for redemption, in each case pursuant to Section 5 above.

     (d) Applicability. All of the provisions of this Section 9 shall apply to the Perpetual Preferred Shares. Section 12(a) of the Articles of Association of
the Company shall not apply to the Perpetual Preferred Shares.

     10. CURRENCY OF PAYMENTS.

     Any cash payments with respect to the Perpetual Preferred Shares shall be paid in United States dollars in immediately available funds.

     11. NO PREEMPTIVE RIGHTS.

     No holder of Perpetual Preferred Shares shall have any preemptive right as to any additional issue of shares of the Company, or to any security convertible, exercisable or exchangeable into such shares.

     12. OTHER RIGHTS.

     The Perpetual Preferred Shares will not be convertible into, or exchangeable for, shares of any other class or series of securities of the
Company. Holders of the Perpetual Preferred Shares will have no subscription rights to acquire additional shares of the Company and no right to require the redemption or repurchase of the Perpetual Preferred Shares.

                     [Signature appears on subsequent page.]

                                       24

     IN WITNESS WHEREOF, I have affixed my signature hereto this 28th day of
June, 2005.

                            SCOTTISH RE GROUP LIMITED

                            By: /s/ Marjorie Hurlston
                                ---------------------
                                Corporate Secretary

                                       25